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Exhibit 99.1

Press Release

        Source: Hollywood Entertainment Corporation

Hollywood Entertainment Announces Increased Sales and Earnings Targets for The Fourth Quarter

Tuesday December 3, 7:00 am ET

        PORTLAND, Ore., Dec. 3 /PRNewswire-FirstCall/—Hollywood Entertainment Corporation (Nasdaq: HLYW—News), owner of the Hollywood Video chain of over 1,800 video superstores, today announced that based upon the strength of its comparable store sales performance for the quarter to date period, which includes the important Thanksgiving week rental period, that it is revising its target for fourth quarter comparable store sales to be an increase of at least 12% for the quarter.

        The strength in comparable store sales for the quarter to date period is the result of a strong performance in all major components of the business including movie and game rentals, and movies and games for sale. The increase in targeted comparable store sales for the quarter is on top of a difficult comparison to the fourth quarter last year in which comparable store sales increased 11% for the quarter.

        The Company also announced, that as a result of its same store sales performance, it is increasing its target for fourth quarter adjusted diluted earnings per share, to a range of $0.38 to $0.40 per share.

        The Company owns and operates the second largest video store chain in the United States. Hollywood Entertainment and Hollywood Video are registered trademarks of Hollywood Entertainment Corporation.

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes the targets and expectations reflected in these forward-looking statements are based upon reasonable assumptions, these targets and expectations may not be achieved. Important factors that could cause actual results to differ materially from the Company's targets and expectations include the level of demand for movie and video game rentals and purchases, the effects of competition and changing technologies, the timing, availability and cost to the Company of newly-released movies and video games, weather, general economic and market conditions, the Company's ability to open and manage new stores and departments within existing stores, quarter-end closing adjustments and factors disclosed in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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  Exhibit 99.1